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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the registration statement amendment number 3 (Form S-3, Registration No. 333-92413) and related prospectus of MSI Holdings, Inc. for the registration of 3,148,720 shares of its common stock and to the incorporation by reference therein of our report dated September 28, 1999, except for notes 1, 13 and 15, as to which the date is February 29, 2000, with respect to the consolidated financial statements and schedules of MSI Holdings, Inc. included in its Annual Report (Form 10-KSB/A) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG, LLP
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Ernst & Young, LLP
Austin, Texas
May 19, 2000